Exhibit (l)

[Letterhead of Goldman Sachs Group, Inc.]

[ ], 2022

Goldman Sachs ETF Trust II (the “Trust”)

200 West Street

New York, New York 10282

Re: Goldman Sachs ETF Trust II

Ladies and Gentlemen:

We hereby agree to purchase from the Trust, which is an investment company offering multiple series (each, a “Fund” and collectively, the “Funds”), on a date to be specified by the Trust, and prior to the effective date of the Trust’s Registration Statement on Form N-1A, shares of beneficial interest of each Fund, no par value, at the per-share purchase price set forth below, for an aggregate price of $100,000, to provide the initial capital the Trust requires pursuant to Section 14 of the Investment Company Act of 1940, as amended, in order to make a public offering of its shares.

Fund	Amount Purchased	Price Per Share	Shares Purchased
Goldman Sachs MarketBeta U.S. 1000 Equity ETF	$100,000	$40	2500
TOTAL	$100,000

We hereby represent that we are acquiring said shares for investment purposes, and not for distribution or resale to the public.

Very truly yours,

Goldman Sachs Group, Inc.

By:
Name:
Title: